Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

FDIC EXTENDS TAGP

1ST CENTURY BANK, N.A. OPTED INTO INITIAL PROGRAM OFFERING

Los Angeles, – September 9, 2009 – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ: FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today announced that the Bank has opted to stay in the FDIC’s Transaction Account Guarantee Program (TAGP) as a result of the FDIC’s recent announcement to extend the program, effective October 1st, 2009.

The FDIC recently extended the TAGP portion of the Temporary Liquidity Guarantee Program for six months, through June 30, 2010.  This extension is valid for institutions that choose to remain in the program.

“1st Century Bank is proud to say that it opted into the TAGP when it was initially offered and is pleased that the FDIC has decided to extend it,” said Chairman, Alan Rothenberg.  “This extension, coupled with our strong capital position, allows us to continue to provide the safe, sound and secure banking experience for our customers during this uncertain time.”

Under TAGP, the FDIC will provide deposit insurance coverage for the full amount in all of the Bank’s customers’ non-interest bearing deposit accounts now through June 30, 2010. This includes traditional non-interest bearing checking accounts and certain types of attorney trust accounts, as well as negotiable order of withdrawal (NOW) accounts with interest rates of 0.50 percent or less. The TAGP insurance coverage is in addition to the increased coverage provided by the Emergency Economic Stabilization Act of 2008, which temporarily raises the basic FDIC deposit insurance coverage limits to $250,000 through December 31, 2013, from the normal coverage limit of $100,000.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY”.  The Company’s wholly owned subsidiary, 1st Century Bank, N.A., is a full service commercial bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a continuing decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.